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                                  EXHIBIT 4.2


                       RIGHTS AND PREFERENCES OF SERIES A
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                           SOLIGEN TECHNOLOGIES, INC.

      9 (b) The Series A Convertible Preferred Stock ("Series A Preferred Stock") shall consist of 5,000 (Five Thousand) shares, having the following particular rights and preferences:


(i) Dividends. Holders of shares of Series A Preferred Stock shall not be entitled to any fixed or guaranteed dividends, nor to any cumulative dividend rights, but shall be entitled to receive out of the earnings and assets of the Corporation only such dividends as may be lawfully declared on such dates or may be determined in the discretion of the Board of Directors. No dividend or other distribution whatsoever shall be declared or paid on Common Stock or Preferred Shares having a preferential right to dividends ranking junior to the rights of the Series A Preferred Stock unless a dividend or other distribution shall be simultaneously paid on each outstanding share of Series A Preferred Stock which is equal to or greater than the product of (i) the dividend or distribution proposed to be declared or paid on each share of Common Stock or such junior Preferred Stock (on an as-converted to Common Stock basis) times (ii) the number of shares of Common Stock into which each such share of Series A Preferred Stock is then convertible under Subsection 9(b)(iii) below. In any event, no dividend or other distribution shall be paid at any time on either Series A Preferred Stock or any other class or series of Preferred Stock or on Common Stock which would have the effect of reducing the net assets of the Corporation below the aggregate preferential amount (determined in accordance with Subsection 9(b)(ii) below) payable to holders of Series A Preferred Stock upon liquidation or dissolution of the Corporation.

(ii)  Liquidation.

      (a) Upon liquidation or dissolution of the Corporation, whether voluntary or involuntary, each share of Series A Preferred Stock shall entitle its holder to receive, out of the assets of the Corporation available for distribution to shareholders, whether from capital, surplus or earnings, a liquidation preference of Five Hundred Dollars ($500.00) per share, plus any unpaid dividends declared pursuant to Subsection 9(b)(i) above (collectively, the "Liquidation Preference"), before any distribution of such assets to the holders of other classes or series of Preferred Stock or of Common Stock. After setting apart or paying in full all such Liquidation Preferences on Series A Preferred Stock and on any other classes or series of Preferred Stock entitled to a stated preference on liquidation, further distribution of the remaining available assets shall be made pro rata to holders of Common Stock. If, upon liquidation or dissolution of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Series A Preferred Stock the full Liquidation Preferences to which they are entitled hereunder, then such holders shall share ratably in any distribution of assets according to the respective Liquidation Preferences that would have been payable in


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respect of the shares held by them upon such distribution if all Liquidation
Preferences payable on or with respect to said shares were paid in full.

      (b) The sale of all or substantially all of the Corporation's assets, or the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise, pursuant to which shares of the Corporation's capital stock are converted into cash, securities or other property of the acquiring entity or any of its affiliates, shall be regarded as a liquidation within the meaning of this Subsection 9(b)(ii); provided, however, that each holder of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Subsection 9(b)(iii) or other applicable conversion provisions in lieu of receiving payment of the Liquidation Preference in the event of the liquidation, dissolution or winding up of the Corporation pursuant to this Subsection 9(b)(ii); provided, further, that this provision shall not apply if the holders of the Corporation's voting capital stock immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the capital stock of the Corporation resulting from such merger, consolidation, share exchange, reorganization or sale of assets.

      (c) Whenever the distribution provided for in this Subsection 9(b)(ii) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

(iii) Conversion.

      (a) At any time or times, part or all of any holder's shares of Series A Preferred Stock may be converted into Common Stock at the conversion price then in effect in the manner specified below, upon delivery by the holder thereof of written notice of conversion, specifying the number of such shares to be converted, to the corporation at its principal business offices (or at the office of any transfer agent for shares of Series A Preferred Stock or Common Stock), accompanied by the certificate or certificates for the shares to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for the transfer thereof. In addition, all of the outstanding shares of Series A Preferred Stock shall, at the election of the Corporation's Board of Directors, be automatically converted into Common Stock in the manner specified below upon the occurrence of either of the following events (an "Automatic Conversion Event"):

            (1) Immediately prior to such time as the Corporation shall close a firm commitment underwritten public offering of Common Stock pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, ("Securities Act") in which the Corporation receives gross proceeds of at least Ten Million Dollars ($10,000,000) and at a price per share equal to or greater than One Dollar ($1.00) (adjusted for stock splits, dividends, consolidations, recapitalizations, and similar events); or

            (2) At any such time as the Corporation's Common Stock shall have traded above $1.00 per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for twenty (20) consecutive trading days on the American Stock Exchange (the "AMEX") or NASDAQ and the cumulative trading volume of the Corporation's Common Stock


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during such twenty (20) consecutive trading days is equal to or greater than
Three Hundred Thousand (300,000) shares of Common Stock, if on AMEX, and Four Hundred Fifty Thousand (450,000) if on NASDAQ.

      (b) The shares of Common Stock (or other shares, securities or property) into which the outstanding shares of Series A Preferred Stock are convertible as computed in this Subsection 9(b)(iii) shall, promptly after delivery to the Corporation of written notice of any conversion election, or promptly after the occurrence of any Automatic Conversion Event, and upon surrender to the Corporation of the certificates representing the Series A Preferred Stock to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for transfer, be issued and delivered as soon as practicable to the respective holders of such Series A Preferred Stock in due and proper form, and shall be fully paid and nonassessable; as to any portion of the shares so surrendered which are not subject to such conversion election, the Corporation shall promptly issue to the holder thereof a certificate in due and proper form representing the shares of Series A Preferred Stock which have not been so converted. Conversion shall be deemed to have been made at the close of business on the date that notice of such written election was given by the holder, or on the date that the Corporation's Board of Directors elected to declare an Automatic Conversion Event, irrespective of the date on which such surrender or issuance may occur, and as of such election date each such holder shall be deemed to have become the record holder of such respective number of shares of Common Stock (or other shares, securities or property), and the Series A Preferred Stock so converted shall be deemed forthwith cancelled and shall not thereafter be deemed authorized or subject to reissuance. No adjustment shall be made in the number of shares of Common Stock issuable upon conversion to reflect declared but unpaid dividends on Series A Preferred Stock, but such dividends for which the payment date has passed shall be paid in cash as of the date of conversion of the shares of Series A Preferred Stock as to which they are owing. The Corporation shall not be required to issue any fraction of a share of Common Stock upon conversion of Series A Preferred Stock; if any fraction of a share of Common Stock would, except for the foregoing clause, be issuable to any holder on the conversion of any Series A Preferred Stock, the Corporation shall pay to the holder of such converted Series A Preferred Stock an amount in cash equal to the then current fair market value of such fractional interest.

      (c) The number of shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock shall be determined as follows:

            (1) If the conversion occurs on or before one (1) year from the date of issuance of such share of Series A Preferred Stock, the number of shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock shall be determined by dividing Five Hundred Dollars ($500.00) by the conversion price at the time of conversion, which shall initially be fifty cents ($0.50) per share, and which shall thereafter be subject to adjustment from time to time as set forth herein (the "Conversion Price").

            (2) If the conversion occurs after one (1) year from the date of issuance of such share of Series A Preferred Stock, the number of shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock shall be determined by dividing (i) Five Hundred Dollars ($500.00) plus an amount equal to (x) Five Hundred Dollars ($500.00) multiplied by (y) a fraction, the numerator of which is twelve percent (12%) multiplied by the


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total number of days such share of Series A Preferred Stock has been outstanding, and the denominator of which is three hundred sixty-five (365) by
(ii) the greater of (a) the Conversion Price or (b) the Average Closing Price (as defined below) of the Common Stock. As used in this Subsection 9(b)(iii)(c)(2), "Average Closing Price" shall mean the average closing price of the Common Stock on the AMEX or NASDAQ over the twenty (20) consecutive trading days immediately preceding the date of the holder's written notice requesting the conversion or, if the cumulative trading volume of the Corporation's Common Stock during such twenty (20) consecutive trading days is not equal to or greater than Three Hundred Thousand (300,000) shares of Common Stock if on AMEX, and Four Hundred Fifty Thousand (450,000) if on NASDAQ, then over such longer period of time during which such cumulative trading volume has equaled or exceeded Three Hundred Thousand (300,000) shares of Common Stock, if on AMEX, and Four Hundred Fifty Thousand (450,000) if on NASDAQ.

      (d) Adjustment of Conversion Price Upon Issuance of Common Stock or Convertible Securities. Except as provided in Subsection 9(b)(iii)(e), if from and after the date a share of Series A Preferred Stock is first issued and within one (1) year following the date of such issuance, the Corporation shall issue or sell, or, in accordance with Subsections 9(b)(iii)(d)(1) through 9(b)(iii)(d)(5), is deemed to have issued or sold, any shares of Common Stock, or any stock or security convertible into or exchangeable for Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon each such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock of the Corporation outstanding immediately prior to such issue or sale (including the number of shares of Common Stock issuable pursuant to conversion of all of the outstanding shares of Series A Preferred Stock at the then existing Conversion Price) multiplied by the then existing Conversion Price plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale (including the Common Stock issuable pursuant to the conversion or exchange of the securities or stock issued or sold in such issue or sale) plus the number of shares of Common Stock issuable pursuant to conversion of all of the outstanding shares of Series A Preferred Stock (at the Conversion Price existing immediately before such issue or sale).

      For purposes of this Subsection 9(b)(iii)(d), the following Subsections 9(b)(iii)(d)(1) to 9(b)(iii)(d)(5) shall also be applicable:

      (1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any options, warrants or other rights to subscribe for or to purchase shares of the Corporation's Common Stock or any stock or security convertible into or exchangeable for Common Stock (such options, warrants and rights being called "Options" and such convertible or exchangeable stock or securities being called ""Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the


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Corporation upon the exercise of all such Options, plus, in the case of such
Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of granting of such options or the issuance of such Convertible Securities. Except as otherwise provided in Subsection 9(b)(iii)(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of the Common Stock or Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

            (2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Subsection 9(b)(iii)(d)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 9(b)(iii)(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

            (3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subsection 9(b)(iii)(d)(1), or the rate at which Convertible Securities referred to in Subsection 9(b)(iii)(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder


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shall forthwith be increased to the Conversion Price which should have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

            (4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration in whole or in part other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

            (5) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, and, in each such case, the number of shares of Common Stock into which shares of Series A Preferred Stock may be converted shall be increased in proportion to the increase (through such dividend or distribution) in the number of outstanding shares of Common Stock, by reducing the Conversion Price in the same proportion.

      (e) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price pursuant to Subsection 9(b)(iii)(d) in the case of the issuance of: (i) up to an aggregate of 4,990,000 shares (appropriately adjusted to reflect the occurrence of any event described in Subsection 9(b)(iii)(f)) of Common Stock pursuant to the Corporation's 1993 Stock Option Plan, as amended; (ii) up to an aggregate of 4,838,255 shares of Common Stock (appropriately adjusted to reflect the occurrence of any event described in Subsection 9(b)(iii)(f)) pursuant to the exercise of outstanding warrants; and (iii) such other securities as the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock shall agree in writing may be issued without causing an adjustment in the Conversion Price.

      (f) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Series A Preferred Stock, then the Conversion Price in effect


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immediately prior to such subdivision shall be proportionately reduced.
Conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Series A Preferred Stock, then the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      (g) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 9(b)(iii)(h), then, in each such case for the purpose of this Subsection 9(b)(iii)(g), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

      (h) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series A Preferred Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

      (i) Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Corporation shall give written notice thereof as soon as practicable thereafter, by first class, registered or certified mail, postage prepaid, return receipt requested, or by telecopier (to be promptly followed by notice sent by registered or certified mail, return receipt requested, as set forth above), addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the conversion rate resulting from such adjustment, setting forth in reasonable detail, the manner in which such calculation was made.

      (j) Shares to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be


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so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any securities exchange upon which the Common Stock may be listed.

      (k) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock or its affiliate which is being converted.

(iv)  Voting.

      (a) Holders of the Corporation's outstanding Series A Preferred Stock shall be entitled to cast, on all matters submitted to a vote of the shareholders of the Corporation and on which shareholders are entitled to vote under the provisions of the Wyoming Business Corporation Act, that number of votes equal to the number of shares of Common Stock into which such outstanding Series A Preferred Stock is then convertible under Subsection 9(b)(iii) at the record date for the determination of shareholders entitled to vote on such matter, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the aforementioned formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). Holders of Series A Preferred Stock shall vote together with the holders of Common Stock on all such matters except as otherwise provided herein.

      (b) For so long as more than fifty percent (50%) of all shares of Series A Preferred Stock issued by the Corporation shall be outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate voting group, increase the number of directors constituting the Board of Directors to a number greater than seven (7).

      (c) For so long as more than fifty percent (50%) of all shares of Series A Preferred Stock issued by the Corporation shall be outstanding, the holders of the Series A Preferred Stock, voting as a separate voting group, shall be entitled to elect one (1) director to the Corporation's Board of Directors, which director shall be subject to the reasonable approval of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum of such shares for the election of the director to be elected.

      (d) Except as otherwise provided by law, directors to be elected by the holders of Series A Preferred Stock shall be elected by a majority of the votes cast by the Series A Preferred Stock, at a meeting of shareholders at which a quorum is present. Any vacancy in any


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directorship elected by the holders of Series A Preferred Stock shall be filled only by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock. Any director who shall have been elected by the holders of Series A Preferred Stock may be removed from office, whether with or without cause, only by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(v) Restrictions. For so long as more than fifty percent (50%) of all shares of Series A Preferred Stock issued by the Corporation shall be outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate voting group, the Corporation will not:

      (a) Create or authorize the creation of any additional class or series of shares, or create any bonds, notes or other obligations convertible into, exchangeable for or having rights to purchase any class or series of shares, which are senior to the Series A Preferred Stock with respect to voting rights, dividend rights, redemption rights, and the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

      (b)   Increase the authorized amount of the Series A Preferred Stock;

      (c) Increase the authorized amount of any additional class or series of shares of stock unless the same ranks pari passu or junior to the Series A Preferred Stock with respect to voting rights, dividend rights, redemption rights, and the distribution of assets on the liquidation, dissolution or winding up of the Corporation.

      (d) Create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of shares unless the same ranks junior to the Series A Preferred Stock with respect to voting rights, dividend rights, redemption rights, and the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

      (e) Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all of the assets of the Corporation other than in the ordinary course of business;

      (f) Amend its Articles of Incorporation (except as provided in paragraphs (a) or (c) above) or Bylaws;

      (g) Pay or declare any dividends or make any distribution with respect to any class of shares of the Corporation's stock other than Series A Preferred Stock; or

      (h)   Change the Corporation's primary business.

(vi) Sinking Fund. There shall be no sinking fund provision for the payment of dividends, liquidation preferences, or redemption of the shares of Series A Preferred Stock.


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